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Exhibit 10.26

                                 STAFFMARK, INC.

                             STOCK ELECTION PLAN FOR

                             NON-EMPLOYEE DIRECTORS


1.       PURPOSE

         StaffMark, Inc. (the "Company") has established the StaffMark, Inc. Stock Election Plan for Non-Employee Directors (the "Plan") to allow Eligible Directors (as defined below in Section 2.4) of the Company to receive all or a portion of their compensation in the form of shares of the Company's Common Stock ("Shares"). The Plan is intended to increase the proprietary interest of Eligible Directors by providing further opportunity for ownership of the Shares and to more closely align the interests of such persons with the interests of the Company's stockholders.

2.       ADMINISTRATION

         2.1 The Plan shall be administered by the Board of Directors of the Company (the "Board").

         2.2 The Board may make such rules and establish such procedures for the administration of the Plan as it deems appropriate to carry out the purpose of the Plan. The interpretation and application of the Plan or of any rule or procedure, and any other matter relating to or necessary to the administration of the Plan, shall be determined in the sole discretion of the Board, and any such determination shall be final and binding on all persons. All determinations of the Board shall be made by a majority of its members at a meeting duly called pursuant to the provisions of the By-laws of the Company. The Board may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable.

         2.3 All costs and expenses involved in administering the Plan shall be borne by the Company.

         2.4 For purposes of the Plan, an "Eligible Director" shall be a member of the Board who is not an employee of the Company or any subsidiary or affiliate of the Company. If any Eligible Director at any time becomes such an employee, he or she shall thereupon cease to be an Eligible Director.

3.       COMMON SHARES

         Shares which may be issued under the Plan may be either authorized and unissued shares of Company Common Stock or issued shares of Company Common Stock which have been reacquired by the Company, provided that the total number of Shares which may be issued under the Plan shall not exceed 25,000 Shares.

4.       ELECTION FOR AND DELIVERY OF SHARES

         4.1 Election. Each Eligible Director on or after the effective date of this Plan may elect to receive whole Shares equal to up to 100% of the amount of cash fees otherwise payable by the Company to an Eligible Director for services as a director (including any board meeting attendance fees, committee meeting attendance fees or any other fee payable for serving as a member of the Board, as approved by the Board) in lieu of the payment of such fees in cash. Such election may be made in incremental amounts of 5% of the total fee, and any continuing election shall remain in effect while such director remains an Eligible Director or until otherwise modified or revoked. Any modification or revocation of an existing election and any new election shall be effective as of the beginning of the next calendar quarter. Shares issuable pursuant to the foregoing election shall be distributed to each such Eligible Director at the same time as cash compensation would have otherwise been paid.



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         4.2 Valuation; Issuance; No Fractional Shares. Each Share shall be valued at the closing price of the Company's Common Stock on the Nasdaq National Market (or exchange, as applicable) on (i) the applicable meeting date, or (ii) if fees relate to services to be provided over time, rather than attendance or service on a date certain, then on the applicable payment dates as approved by the Board for such services. If there is no trading in the Company's Common Stock on such date, each Share shall be valued on the next preceding date on which there was trading. The number of Shares to be issued to an Eligible Director pursuant to an election made under the Plan shall be determined by dividing the amount of the cash election (as specified on an Eligible Director election form) by the applicable amount determined in accordance with the preceding sentence. No fractional shares shall be issued and amounts remaining unapplied thereof shall be carried forward in the case of a continuing election, or remitted to the Eligible Director in other circumstances.

         4.3 Shares Unavailable. If, on any date, the aggregate number of Shares to be distributed pursuant to Eligible Director elections exceed the number of Shares then available for distribution under the Plan, the following events shall occur:

                  (a) The number of Shares that would otherwise be distributed to each Eligible Director shall be proportionately reduced in order to eliminate such excess and any other compensation payable to the Eligible Director shall be paid in cash; and

                  (b) The Plan shall automatically terminate immediately after such date as of which the supply of available Shares is exhausted.

         4.4 Withholding Taxes. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state, or local income or other taxes incurred by reason of payments pursuant to the Plan. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to an Eligible Director upon such terms and conditions as the Company may prescribe.

5.       TERM OF PLAN

         The Plan is effective as of May 8, 1998 and shall remain in effect until December 31, 2008, unless sooner terminated by the Board.

6.       AMENDMENT; TERMINATION

         The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, no amendment which requires stockholder approval under applicable Delaware law or under the rules of Nasdaq or any securities exchange on which the shares of Company Common Stock may be listed shall be effective unless the same shall be approved by the requisite vote of the stockholders of the Company.

7.       MISCELLANEOUS

         7.1 Nothing in this Plan shall be construed as conferring any right upon any director to continuance as a member of the Board.

         7.2 This Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

         7.3 This Plan shall not be construed to require the Company to fund any amount payable under the Plan, to create a trust of any kind or to set aside or earmark any monies or other assets specifically for payments under the Plan.



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         7.4 Notwithstanding any other provision of this Plan, the Company shall not be required to award or deliver any certificate for Shares under this Plan prior to fulfillment of all of the following conditions:

                  (a) Any required listing or approval or notice of issuance of such Shares on Nasdaq or any securities exchange on which the Company's Common Shares may then be traded;

                  (b) Any registration or other qualification of such Shares under any state or federal law or regulation or other qualification which the Board shall upon the advice of counsel deem necessary or advisable; and

                  (c) The obtaining of any other required consent or approval or permit from any state or federal government agency.

         7.5 No right under this Plan shall be transferable or otherwise subject to anticipation, sale, assignment, pledge, encumbrance or charge except by will or the law of descent and distribution.



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